UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 17, 2008
Date of Report (Date of earliest event reported)

Macrovision Solutions Corporation
(Exact name of registrant as specified in its charter)

      Delaware                                     000-53413                                     26-1739297
(State or other jurisdiction of                 (Commission                               (I.R.S. employer
incorporation or organization)                         File No.)                                identification number)

2830 De La Cruz Boulevard
Santa Clara, California 95050
(Address of principal executive offices, including zip code)

(408) 562-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement.

On December 17, 2008, Gemstar-TV Guide International, Inc. (“Gemstar”), TV Guide Entertainment Group, Inc. (the “Company”), its parent company UV Corporation, and Macrovision Solutions Corporation (“Macrovision”), the ultimate parent company of Gemstar, the Company and UV Corporation, and TVGN Holdings, LLC (“Buyer”), an affiliated company of One Equity Partners, LLC, entered into an Equity Purchase Agreement for the purchase by Buyer from UV Corporation of all of the issued and outstanding equity interests of the Company for approximately $255 million in cash and assumed liabilities, subject to a working capital adjustment at closing.  Up to an additional $45 million is payable through earn-out provisions through 2012.  In connection with the transaction, Gemstar and its subsidiaries will transfer, assign and license to Buyer certain assets related to the TV Guide Network and the TV Guide Online (tvguide.com) business.

The transaction is subject to customary conditions to closing, including review under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close on or before April 1, 2009.  The transaction also includes certain post-closing indemnification obligations of Gemstar, Macrovision and the Buyer.  The completion of the transaction is not subject to Macrovision stockholder approval.  The press release announcing the transaction is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01    Financial Statements and Exhibits.

(d) The following exhibits are filed with this report on Form 8-K:

Exhibit Number	Description

99.1	Press release dated December 18, 2008 entitled “Macrovision, Allen Shapiro and One Equity Partners Announce Agreement for Sale of TV Guide Network”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Macrovision Solutions Corporation
(Registrant)
Date: December 23, 2008	By:	/s/ Stephen Yu
Stephen Yu
EVP and General Counsel